As filed with the Securities and Exchange Commission on July 27, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES EXCHANGE ACT OF 1934

Cameron International Corporation
______________________________________________
(Exact Name of Registrant as Specified in its Charter)

Delaware ___________________ (State or other jurisdiction of incorporation)	76-0451843 ___________________ (I.R.S. Employer Identification No.)

1333 West Loop South, Suite 1700, Houston, Texas ________________________________________	77027 _______________
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(713) 513-3300

NATCO Group, Inc. 1998 Employee Stock Option Plan
NATCO Group, Inc. 2001 Stock Incentive Plan
NATCO Group, Inc. 2004 Stock Incentive Plan
NATCO Group, Inc. 2006 Long-Term Incentive Compensation Plan,
as Amended and Restated
 (Full title of the plans)

William C. Lemmer
Senior Vice President and General Counsel
Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
(Name and address of agent for service)

(713) 513-3300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered		Proposed maximum offering price per Share	Proposed maximum aggregate offering Price (5)	Amount of registration fee
Common Stock, $1.00 par value per share	32,810	(1)	$37.82	1,240,874	$88
Common Stock, $1.00 par value per share	20,546	(2)	$37.82	776,936	$55
Common Stock, $1.00 par value per share	66,827	(3)	$37.82	2,527,397	$180
Common Stock, $1.00 par value per share	481,984	(4)	$37.82	18,228,635	$1,300
Total	602,164				$1,624

(1)
Represents shares of the Registrant common stock reserved for issuance in connection with the merger (the “Merger”) by and among the Registrant, Octane Acquisition Sub, Inc., a wholly owned subsidiary of the Registrant and NATCO Group, Inc. (“NATCO”) as a result of the conversion of NATCO options issued under the NATCO Group, Inc. 1998 Employee Stock Option Plan into adjusted stock rights to purchase the Registrant’s common stock pursuant to the merger agreement.

(2)
Represents shares of the Registrant’s common stock reserved for issuance in connection with the Merger as a result of the conversion of NATCO options issued under the NATCO Group, Inc. 2001 Stock Incentive Plan into adjusted stock rights to purchase the Registrant’s common stock pursuant to the merger agreement.

(3)
Represents shares of the Registrant’s common stock reserved for issuance in connection with the Merger as a result of the conversion of NATCO options issued under the NATCO Group, Inc. 2004 Stock Incentive Plan into adjusted stock rights to purchase the Registrant’s common stock pursuant to the merger agreement.

(4)
Represents shares of the Registrant’s common stock reserved for issuance in connection with the Merger as a result of the conversion of NATCO options issued under the NATCO Group, Inc. NATCO Group, Inc. 2006 Long-Term Incentive Compensation Plan, as Amended and Restated into adjusted stock rights to purchase the Registrant’s common stock pursuant to the merger agreement.

(5)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and 457 (h) under the Securities Act, on the basis of the average high and low trading prices of the Common Stock on July 23, 2010, as reported on the New York Stock Exchange Composite Transactions.

INTRODUCTORY STATEMENT
          On November 17, 2009, Cameron International Corporation (the “Company” or the “Registrant”) and NATCO Group, Inc., a Delaware corporation (“NATCO”), consummated the merger (the “Merger”) of NATCO with and into Octane Acquisition Sub, Inc., a Delaware company and wholly owned subsidiary of the Company (“Merger Sub”), with NATCO surviving the Merger as provided by the Amended and Restated Agreement and Plan of Merger dated as of June 1, 2009 (the “Merger Agreement”) by and among the Company, NATCO and Merger Sub., NATCO’s common stock, par value $0.01 per share (the “NATCO Common Stock”), is no longer outstanding, and shares of NATCO Common Stock only represent the right to receive the consideration described in the Merger Agreement consisting of shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), and cash.
          In connection with the Merger, and as of the effective time of the Merger, each option to purchase shares of NATCO Common Stock (“NATCO Share”) granted under the NATCO Group, Inc. 1998 Employee Stock Option Plan, the NATCO Group, Inc. 2001 Stock Incentive Plan, the NATCO Group, Inc. 2004 Stock Incentive Plan and the NATCO Group, Inc.2006 Long-Term Incentive Compensation Plan, as Amended and Restated (together, the “NATCO Plans”), whether vested or unvested, that was outstanding and unexercised immediately prior to the  effective time of the Merger ceased to represent a right to purchase shares of NATCO Common Stock and was converted into a stock right (an “Adjusted Stock Right”) to acquire Company Common Stock. Each such Adjusted Stock Right is subject to the same terms and conditions as applied to each such NATCO Share immediately prior to the effective time of the Merger, except that as of the effective date of the Merger, the NATCO Share as so assumed and converted shall be fully vested and shall be exercisable for a number of shares of Company Common Stock at an exercise price per share of Company Common Stock as determined pursuant to the Merger Agreement. On November 17, 2009, the Company assumed all rights and obligations under the NATCO Plans.
          This Registration Statement has been filed for the purpose of registering the 602,164 shares of Company Common Stock issuable upon the exercise of the Adjusted Stock Rights related to the options granted pursuant to the NATCO Plans.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The documents containing the information specified in Part I of this Registration Statement on Form S-8 have been or will be sent or given to each participant in the NATCO Plans as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated herein by reference pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

          The documents listed below that the Company previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

•	The description of the Common Stock contained in the Registration Statement on Form S-4/A filed with the Commission on July 20, 2009, October 2, 2009 and October 16, 2009;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Commission on February 26, 2010;

•	Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2010 filed with the Commission on May 3, 2010; and

•	Current Reports on Form 8-K filed with the Commission on January 27, 2010, February 9, 2010, February 16, 2010, February 19, 2010, March 3, 2010, April 29, 2010 , May 14, 2010 and July 26, 2010.

          All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information furnished but not filed pursuant to any current report on Form 8-K, after the date of this Registration Statement and prior to the filing of a Post-Effective Amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
          Any statement in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.
          Not applicable.

Item 5. Interests of Named Experts and Counsel.
The opinion as to the legality of the securities registered hereunder is being given by William C. Lemmer, Senior Vice President and General Counsel of the Company.  Mr. Lemmer is not eligible to participate in the NATCO Plans.

Item 6. Indemnification of Directors and Officers.
Statutory Indemnification. Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.
In a suit brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceedings, as well as to expenses (including attorneys’ fees).
The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Section 102(b)(7) of the DGCL (“Section 102(b)”) authorizes corporations to limit or to eliminate the personal liability of directors to corporations or their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Section 102(b) does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate limits the liability of our directors to us or our stockholders to the fullest extent permitted by Section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. In the view of the SEC, the limitation of monetary liability pursuant to state law does not apply to liabilities under the federal securities laws.

Contractual Indemnification.  Our Amended Certificate of Incorporation (the “Certificate”) and bylaws require us to indemnify our directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements we have entered into with our directors and executive officers. The Certificate limits the personal liability of a director to us or our stockholders to damages for breach of the director’s fiduciary duty. We have purchased insurance on behalf of our directors and officers against certain liabilities that may be asserted or incurred by such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws. We have also entered into indemnity agreements with our directors and officers whereby we have agreed to indemnify the directors and officers to the extent permitted by Delaware law.
We have entered into indemnification agreements with each of our directors, executive officers and certain other designated officers under which we have agreed to indemnify and advance expenses to each indemnitee as provided in the indemnification agreements to the fullest extent permitted by applicable law.
In general, each indemnitee is entitled to the rights of indemnification if by reason of the indemnitee’s corporate status he is or is threatened to be made a party to or a participant in any threatened, pending or completed proceeding. Subject to certain conditions, we must indemnify the indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful.
In the case of a proceeding by us, no indemnification against expenses will be made in respect of any claim as to which the indemnitee shall have been adjudged to be liable to us or if applicable law prohibits the indemnification. Nonetheless, if applicable law permits indemnification against expenses, indemnification will be made if and to the extent that the court in which the relative proceeding is pending shall so determine.
If an indemnitee is not wholly successful in defense of a proceeding, but is successful on the merits or otherwise as to one or more but not less than all claims, we will indemnify the indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each such claim as to which the indemnitee was successful on the merits or otherwise. An indemnitee will be successful on the merits or otherwise if, among other things, (i) the claim was terminated by withdrawal or dismissal with or without prejudice; (ii) a claim was terminated without any express finding of liability or guilt against the indemnitee with or without prejudice; or (iii) 120 days expires after the making of a claim or threat without the institution of the claim or threat, or settlement of a claim as to which the indemnitee pays less than $200,000.
In no event is an indemnitee entitled to indemnification with respect to a claim to the extent applicable law prohibits the indemnification, or an admission is made by the indemnitee in writing to us, or final nonappealable determination is made in a proceeding that the standard for conduct for indemnification under the indemnification agreement has not been met.
Indemnitees also are entitled to indemnification if they are required to appear as a witness in any proceeding.
We must advance all reasonable expenses incurred by or on behalf of an indemnitee in connection with a proceeding within ten days after our receipt of a statement from the indemnitee requesting the advance, whether before or after the final disposition of the proceeding. The indemnitee must repay amounts advanced only if and to the extent it is ultimately determined by a final nonappealable adjudication or arbitration decision that the indemnitee is not entitled to be indemnified against the expenses.

The indemnification agreement also contains detailed procedures for determination of entitlement to indemnification and remedies for an indemnitee if it is determined that an indemnitee is not entitled to indemnification.
If indemnification provided for in the indemnification agreement is held by a court to be unavailable to an indemnitee for any reason other than the indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, or with respect to a criminal proceeding, that the indemnitee had no reasonable cause to believe his conduct was unlawful, we are required to contribute to the amount of expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by the indemnitee, in such proportion as is appropriate to reflect the relative benefits received by the indemnitee and the relative fault of the indemnitee versus the other defendants or participants in connection with the action or inaction that resulted in the expenses, judgments, penalties, fines and amounts paid in settlement, as well as any other relevant equity considerations.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

4.1
Amended and Restated Certificate of Incorporation of Cameron International Corporation, dated June 30, 1995 (filed as Exhibit 4.2 to the Registration Statement on Form S-8 filed July 25, 2005 (No. 33-94948)), along with each of the three Certificates of Amendment to the Restated Certificate of Incorporation of Cameron International Corporation (filed as Exhibits 4.3 to the Registration Statement on Form S-8 filed on May 29, 1998; as Exhibit 3.1 to the Form 8-Ks filed on May 9, 2006 and December 10, 2007) and incorporated herein by reference.

4.2
Third Amended and Restated Bylaws of the Company, dated May 13, 2009, filed as Exhibit 3.5 to the Form 10-K filed February 26, 2010 (No. 001-13884) and incorporated herein by reference), along with the First Amendment to the Third Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to the Current Report on Form 8-K filed February 19, 2010) and incorporated herein by reference).

4.3	NATCO Group, Inc. 1998 Employee Stock Option Plan (filed as Exhibit 10.3 to NATCO’s Registration Statement on Form S-1 (No. 333-48851) and incorporated herein by reference).

4.4
NATCO Group, Inc. 2001 Stock Incentive Plan (filed as Appendix B to NATCO’s Proxy Statement dated May 24, 2001 (No. 001-15603) and incorporated herein by reference) and incorporated herein by reference).

4.5	NATCO Group, Inc. 2004 Stock Incentive Plan (filed as Appendix B to NATCO’s Proxy Statement dated May 27, 2004 (No. 001-15603) and incorporated herein by reference).

4.6
NATCO Group, Inc. 2006 Long-Term Incentive Compensation Plan, as Amended and Restated (filed as Exhibit 10.1 to NATCO’s Quarterly Report on Form 10-Q for quarter ended June 30, 2006 (No. 001-15603)  and incorporated herein by reference).

*5.1	Opinion of William C. Lemmer, General Counsel of Cameron International Corporation, as to the legality of the securities.

*23.1	Consent of William C. Lemmer (contained in his opinion filed as Exhibit 5.1 hereto).

*23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*24.1	Powers of Attorney (included on signature page).

______
*Filed herewith

Item 9.   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 23rd day of July, 2010.

CAMERON INTERNATIONAL CORPORATION (Registrant)
By: /s/ Jack B. Moore
Jack B. Moore
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Jack B. Moore, William C. Lemmer and Grace B. Holmes as their true and lawful attorney-in-fact and agent, with full power of substitution, to sign any amendments (including post-effective amendments) to this registration statement and to each registration statement amended hereby, and to file the same, with all exhibits and other related documents, with the Securities and Exchange Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the indicated capacities on July 23, 2010:

/s/ Sheldon R. Erikson
Sheldon R. Erikson	Chairman of the Board

/s/ Jack B. Moore
Jack B. Moore	President and Chief Executive Officer (Principal Executive Officer)

/s/ Charles M. Sledge
Charles M. Sledge	Senior Vice President & Chief Financial Officer (Principal Finance Officer)

/s/ C. Baker Cunningham
C. Baker Cunningham	Director

/s/ Peter J. Fluor
Peter J. Fluor	Director

/s/ Douglas L. Foshee
Douglas L. Foshee	Director

/s/ Michael E. Patrick
Michael E. Patrick	Director

/s/ Jon Erik Reinhardsen
Jon Erik Reinhardsen	Director

/s/ David Ross
David Ross	Director

/s/ Bruce W. Wilkinson
Bruce W. Wilkinson	Director

EXHIBIT INDEX

Exhibit Number	Description	Sequential Page No.

4.1
Amended and Restated Certificate of Incorporation of Cameron International Corporation, dated June 30, 1995 (filed as Exhibit 4.2 to the Registration Statement on Form S-8 filed July 25, 2005 (No. 33-94948)), along with each of the three Certificates of Amendment to the Restated Certificate of Incorporation of Cameron International Corporation (filed as Exhibits 4.3 to the Registration Statement on Form S-8 filed on May 29, 1998; as Exhibit 3.1 to the Form 8-Ks filed on May 9, 2006 and December 10, 2007) and incorporated herein by reference.

4.2
Third Amended and Restated Bylaws of the Company, dated May 13, 2009, filed as Exhibit 3.5 to the Form 10-K filed February 26, 2010 (No. 001-13884) and incorporated herein by reference), along with the First Amendment to the Third Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to the Current Report on Form 8-K filed February 19, 2010) and incorporated herein by reference).

4.3	NATCO Group, Inc. 1998 Employee Stock Option Plan (filed as Exhibit 10.3 to NATCO’s Registration Statement on Form S-1 (No. 333-48851) and incorporated herein by reference).

4.4
NATCO Group, Inc. 2001 Stock Incentive Plan (filed as Appendix B to NATCO’s Proxy Statement dated May 24, 2001 (No. 001-15603) and incorporated herein by reference) and incorporated herein by reference).

4.5	NATCO Group, Inc. 2004 Stock Incentive Plan (filed as Appendix B to NATCO’s Proxy Statement dated May 27, 2004 (No. 001-15603) and incorporated herein by reference).

4.6
NATCO Group, Inc. 2006 Long-Term Incentive Compensation Plan, as Amended and Restated (filed as Exhibit 10.1 to NATCO’s Quarterly Report on Form 10-Q for quarter ended June 30, 2006 (No. 001-15603)  and incorporated herein by reference).

*5.1	Opinion of William C. Lemmer, General Counsel of Cameron International Corporation, as to the legality of the securities.

*23.1	Consent of William C. Lemmer (contained in his opinion filed as Exhibit 5.1 hereto).

*23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*24.1	Powers of Attorney (included on signature page).

_________
*Filed herewith